SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities

Act of 1934

Date of Report (Date of earliest event reported) February 6, 2003

AMERISERV FINANCIAL, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania        0-11204        25-1424278

(State or other     (commission    (I.R.S. Employer

jurisdiction        File Number)   Identification No.)

of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901

(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Form 8-K

Item 5. Other Events.

AMERISERV FINANCIAL Inc. (the "Registrant") announced the sale of a substantial portion of mortgage servicing asset.  For a more detailed description of the announcement see the press release attached as Exhibit #99.1.

Exhibits

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Exhibit 99.1

Press release dated February 6, 2003, announcing AmeriServ Financial sells substantial portion of mortgage servicing asset.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, Inc.

By /s/Jeffrey A. Stopko

Jeffrey A. Stopko

Senior Vice President

& CFO

Date: February 6, 2003

Exhibit 99.1

For Information Contact:                                 February 6, 2003

Dan L. Hummel

Senior Vice President

AmeriServ Financial

(814) 533-5139                                                             FOR IMMEDIATE RELEASE

 Sells Substantial Portion of Mortgage Servicing Asset

JOHNSTOWN, PA, February 6 -- AmeriServ Financial, Inc. (NASDAQ NMS: ASRV) today announced the sale of servicing rights on approximately $450 million of mortgage loans being serviced through its Standard Mortgage Corporation of Georgia subsidiary.  This significant downsizing of the mortgage servicing asset at Standard Mortgage Corporation of Georgia will contribute to a more conservatively positioned balance sheet at AmeriServ Financial by substantially reducing the level of interest rate risk and earnings volatility – both integral components of the plan to strengthen AmeriServ Financial.

The servicing rights on approximately $450 million in mortgage loan values that are part of the deal represents 69% of Standard Mortgage Corporation of Georgia’s total servicing portfolio of $650 million.

“We have been clear in our intent to return to a strategic focus more suited to a community bank. This sale of mortgage servicing rights provides reduced exposure to interest rate risk and will accelerate AmeriServ Financial’s recovery momentum,” said interim Chairman, President and CEO Craig G. Ford.

In 2002,  realized a mortgage servicing impairment charge of $3.7 million. Proceeds from the sale will be used to pay down existing company debt.  The pricing of these servicing rights was reflected in the  December 31, 2002 financial statements.

AmeriServ Financial, Inc., is the parent of AmeriServ Financial Bank and AmeriServ Trust & Financial Services in Johnstown, AmeriServ Associates of State College, and AmeriServ Life Insurance Company.